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                   [Letterhead of Dorsey & Whitney P.L.L.P.]

First Bank System, Inc.
First Bank Place
601 Second Avenue South
Minneapolis, Minnesota 55402-4302

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to First Bank System, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") relating to the sale by the Company from time to time of up to 41,000 shares of Common Stock, $1.25 par value, of the Company (the "Shares") upon the exercise of warrants (collectively the "Warrants") being issued by the Company pursuant to the settlement of a class action lawsuit entitled PHILLIP DISMUKE, ET AL. V. EDINA REALTY, INC. filed in Minnesota State Court, Hennepin County, Court File No. 92-8716.

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be sold for a price per share not less than the par value per share of the Common Stock.

     Based on the foregoing, we are of the opinion that the Shares initially issuable upon exercise of the Warrants have been duly authorized and reserved for issuance and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

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First Bank System, Inc.
October 10, 1995
Page 2

     Our opinions expressed above are limited to the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Dated: October 10, 1995


                                       Very truly yours,

DTB